UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2015

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Akoustis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-193467 (Commission File Number)	33-1229046 (I.R.S. Employer Identification Number)

9805 Northcross Center Court, Suite H

Huntersville, NC 28078

(Address of principal executive offices, including zip code)

704-997-5735

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02	Unregistered Sales of Equity Securities

On June 10, 2015, Akoustis Technologies, Inc. (the “Company”) completed a second and final closing of a private placement offering (the “Offering”) in which we sold an aggregate of 261,000 additional shares of our common stock, $0.001 par value per share (the “Common Stock”), at a purchase price of $1.50 per share (the “Offering Price”). As previously reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 29, 2015, we held the initial closing of our Offering on May 22, 2015, in which we sold 3,531,104 shares of our Common Stock at the Offering Price. In total, we sold an aggregate of 3,792,104 shares of Common Stock in the Offering.

The aggregate gross proceeds from the Offering were $5,688,156 (including $645,000 principal amount of convertible notes of Akoustis, Inc., that converted into our Common Stock by their terms upon the initial closing of the Offering, at a conversion price per share equal to the Offering Price, and before deducting placement agent fees and expenses of the offering estimated at approximately $763,000).

Investors in the shares will have anti-dilution protection such that if within twelve months after the final closing of the Offering the Company shall issue additional shares of Common Stock or Common Stock equivalents (subject to customary exceptions, including but not limited to issuances of awards under the Company’s 2015 Plan (as defined below) and certain issuances of securities in connection with credit arrangements, equipment financings, lease arrangements or similar transactions) for a consideration per share less than the Offering Price (the “Lower Price”), each such investor will be entitled to receive from the Company additional shares of Common Stock in an amount such that, when added to the number of shares of Common Stock initially purchased by such investor, will equal the number of shares of Common Stock that such investor’s Offering subscription amount would have purchased at the Lower Price.

The Offering was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided by Regulation D promulgated by the SEC thereunder. The Common Stock in the Offering was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “best efforts” basis.

In connection with the Offering, we paid Northland Securities, Inc., and Katalyst Securities LLC, each a U.S. registered broker-dealer (the “Placement Agents”) a cash commission of 10% of the gross proceeds (or 2% in the case of certain existing Akoustis, Inc., investors) raised from investors in the Offering. In addition, the Placement Agents received warrants to purchase a number of shares of Common Stock equal to 10% (or 2% in the case of certain existing Akoustis, Inc., investors) of the number of shares of Common Stock sold in the Offering, with a term of five (5) years and an exercise price of $1.50 per share (the “Placement Agent Warrants”). Any sub-agent of the Placement Agents that introduced investors to the Offering was entitled to share in the cash fees and warrants attributable to those investors as described above. As a result of the foregoing, the Placement Agents and their sub-agents were paid an aggregate commission of $486,975.60 and were issued Placement Agent Warrants to purchase an aggregate of 324,650 shares of our Common Stock. We were also required to reimburse the Placement Agents approximately $77,150 of legal expenses incurred in connection with the Offering.

We agreed to indemnify the Placement Agents and their sub-agents to the fullest extent permitted by law, against certain liabilities that may be incurred in connection with the Offering, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agents and their sub-agents may be required to make in respect of such liabilities.

In connection with the Offering, we entered into a Registration Rights Agreement with the purchasers of the shares in the Offering. A form of the Registration Rights Agreement was filed as Exhibit 10.9 to our Current Report on Form 8-K filed on May 29, 2015. The description of such registration rights contained in that Report in Item 2.01 under the caption “The Merger and Related Transactions—Registration Rights” is incorporated herein by reference.

This Current Report contains summaries of the material terms of various agreements executed in connection with the transactions described herein. The summaries of these agreements are subject to, and are qualified in their entirety by, reference to these agreements, which are filed as exhibits to our Current Report on Form 8-K filed on May 29, 2015, and are incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AKOUSTIS TECHNOLOGIES, INC.

By:	/s/ Jeffrey B. Shealy
Name: Jeffrey B. Shealy Title: Chief Executive Officer

Date: June 15, 2015